UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __ )
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☐	Soliciting Material Pursuant to §240.14a-12

LHC GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LHC GROUP, INC.
420 West Pinhook Road, Suite A
Lafayette, Louisiana 70503

To Our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of the Stockholders of LHC Group, Inc. to be held on Thursday, June 12, 2008 at 10:00 a.m. local time, at the offices of LHC Group, Inc., 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503.

Whether you plan to attend the meeting or not, I urge you to vote your proxy as soon as possible to assure your representation at the meeting. For your convenience, you can vote your proxy in one of the following ways:

•	Use the Internet at the web address shown on your proxy card;

•	Use the touch-tone telephone number shown on your proxy card; or

•	Complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

Instructions regarding each method of voting are contained in the Proxy Statement and on the enclosed proxy card. If you attend the Annual Meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Keith G. Myers
Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR PROXY BY INTERNET, TELEPHONE OR BY COMPLETING,
DATING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT
PROMPTLY IN THE ENVELOPE PROVIDED.

LHC GROUP, INC.
420 West Pinhook Road, Suite A
Lafayette, Louisiana 70503

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 12, 2008

To the Stockholders of LHC Group, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of LHC Group, Inc. (the “Company” or “LHC Group”), will be held at the offices of LHC Group, 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503, on Thursday, June 12, 2008 at 10:00 a.m. (Central Time) for the following purposes:

1. To elect three Class III directors to serve for a term of three (3) years and until their successors are elected;

2. To ratify the Stockholder Protection Rights Agreement;

3. To ratify the selection of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2008; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 16, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Your attention is directed to the Proxy Statement accompanying this Notice for more complete information regarding the matters to be acted upon at the Annual Meeting.

The Board of Directors of the Company unanimously recommends stockholders vote FOR the director nominees named in the Proxy Statement, FOR approval of the Stockholder Protection Rights Plan, and FOR approval of the appointment of Ernst & Young LLP as auditors for the Company.

Stockholders are cordially invited to attend the meeting in person.

By Order of the Board of Directors

Keith G. Myers
Chief Executive Officer

April 18, 2008

IMPORTANT

YOUR PROXY IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PERSONALLY PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 12, 2008
PROPOSALS FOR STOCKHOLDER ACTION
PROPOSAL #1 ELECTION OF DIRECTORS
PROPOSAL #2
RATIFICATION OF THE ADOPTION OF THE STOCKHOLDER PROTECTION RIGHTS AGREEMENT
PROPOSAL #3
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PRINCIPAL ACCOUNTING FEES AND SERVICES
AUDIT COMMITTEE PRE-APPROVAL POLICY
CORPORATE GOVERNANCE
MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
2007 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END
2007 OPTION EXERCISES AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
2007 DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
GENERAL INFORMATION

LHC GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 12, 2008

Introduction

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of LHC Group, Inc. (the “Company” or “LHC Group”) from holders of the Company’s Common Stock, $0.01 par value ( “Common Stock”). These proxies will be voted for the purposes set forth herein at the 2008 annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at 10:00 a.m. (Central Time) on Thursday, June 12, 2008, at the offices of the Company, 420 West Pinhook Road., Suite A, Lafayette, Louisiana 70503, and at any adjournments or postponements thereof.

Voting Procedures

Only holders of record of shares of Common Stock outstanding as of the close of business on April 16, 2008 (the “Record Date”) are entitled to notice of and to vote on each matter submitted to a vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for directors. As of the close of business on the Record Date, the Company had approximately 17,999,996 shares of Common Stock outstanding and entitled to vote. The Notice of Annual Meeting, this Proxy Statement, and the proxy are being first mailed to stockholders on or about April 29, 2008.

Stockholders may cast their votes in several different ways. When voting for director nominees, they may (1) vote “for” all the nominees, (2) “withhold” authority to vote for all nominees, or (3) “withhold” authority to vote for one or more nominees but vote “for” the other nominees. With respect to other proposals, stockholders may vote “for” or “against” the proposal, or they may “abstain” from voting on the proposal. If stockholders hold their shares through a broker or nominee and have not given their broker or nominee instructions about how to vote on a particular matter for which the broker or nominee does not otherwise have discretionary voting power, their shares will be considered “broker or nominee non-votes” with respect to that matter.

Stockholders are encouraged to vote their proxies by Internet, telephone or completing, signing, dating and returning the enclosed proxy card, but not by more than one method. If you vote by Internet or telephone, you do not need to return your proxy card. If you vote by more than one method, only the last vote that is submitted will be counted and each previous vote will be disregarded. If your shares are held in “street name” through a broker, bank or other holder of record, you will receive instructions from the registered holder that you must follow in order for your shares to be voted for you by that record holder. Please refer to the instructions provided with the enclosed proxy card for information on the voting methods available to you.

Quorum, Abstentions and Broker Non-Votes

In accordance with Delaware law (under which the Company is organized), and the Company’s Bylaws, the presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum, which is required before any action can be taken at the Annual Meeting. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.

Abstentions, and shares represented by proxies reflecting abstentions, will be treated as shares present for quorum purposes and entitled to vote at the Annual Meeting, and they will have the same practical effect as votes against a proposal. Broker or nominee non-votes will be treated as shares present for quorum purposes but not entitled to vote at the Annual Meeting, and they will not be included in the vote totals and, therefore, will not count as votes “for” or “against” any proposals. Votes withheld, and shares represented by proxies marked to withhold authority, with respect to one or more nominees, will be treated as shares present for quorum purposes, and they will not be included in the vote totals and therefore will not count as votes “for” or “against” any nominee. Computershare Trust Company, N.A., our independent transfer agent and registrar, will count the votes.

If a quorum is present at the Annual Meeting, the following stockholder votes will be required for approval of the proposals to be submitted at the Annual Meeting:

•	The nominees for director shall be elected by a plurality of the votes of the shares present, in person or by proxy, at the Annual Meeting. Abstentions, votes withheld, and broker or nominee non-votes, and shares represented by proxies reflecting abstentions, votes withheld, or broker or nominee non-votes, will not affect the outcome of director elections.

•	Other proposals shall be approved by a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, will have the same effect as a negative vote, but broker or nominee non-votes, and shares represented by proxies reflecting broker or nominee non-votes, will not have the effect as a vote against any other proposal.

Expenses

The Company will bear the cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Revocability

Any stockholder returning the accompanying proxy card may revoke that proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the meeting, or (c) executing and delivering to the Company a proxy card bearing a later date.

PROPOSALS FOR STOCKHOLDER ACTION

PROPOSAL #1
ELECTION OF DIRECTORS

The Company’s Board of Directors (the “Board”) is composed of three classes, designated Class I, Class II, and Class III. The term of the Class III directors expires at the 2008 Annual Meeting. The current Class III directors are Keith G. Myers, Ted W. Hoyt, and George A. Lewis. The Board is currently composed of seven outside, non-employee directors and two employee directors. The Nominating and Corporate

Governance Committee conducted an evaluation of each person listed below under the caption “Class III Nominees” to evaluate the performance of each existing director prior to recommending to the Board his nomination for an additional term as a director. Upon the recommendation of the Nominating and Corporate Governance Committee, which consists entirely of independent directors, the Board nominated Messrs. Myers, Hoyt and Lewis for election as Class III directors to serve until the Annual Meeting of Stockholders in 2011 or until their successors have been elected and qualified.

The term of the Class I directors will expire at the 2009 annual meeting of the stockholders of the Company and the term of the Class II directors will expire at the 2010 annual meeting of the stockholders of the Company. Each succeeding term of a director in Class I, Class II, or Class III shall be for three (3) years and until his or her successor is elected. The current Class I Directors are Monica F. Azare, John B. Breaux, and Dan S. Wilford and the current Class II directors are John L. Indest, Ronald T. Nixon, and W.J. “Billy” Tauzin.

The Certificate of Incorporation of the Company (the “Certificate of Incorporation”) presently provides that the number of directors shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the Board. At each annual meeting of stockholders, or special meeting in lieu thereof, after the initial classification of the board of directors, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election, or special meeting held in lieu thereof. The number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The Company’s Bylaws further provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office until their successor is elected and qualified.

Each nominee for election at the Annual Meeting has consented to be a candidate and to be so named in this Proxy Statement and to serve, if elected. If any nominee becomes unable or unwilling to serve, although not anticipated, the persons named as proxies will have the discretionary authority to vote for a substitute. Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. Therefore, the three nominees for election as Class III directors who receive the greatest number of votes cast at the Annual Meeting will be elected to the Board as Class III directors. Unless otherwise specified, the accompanying proxy will be voted FOR Keith G. Myers, Ted W. Hoyt, and George A. Lewis as Class III directors.

Information Regarding Nominees for Class III Director:

Nominees for Election of Class III Directors for a Three-Year Term
Expiring at the Annual Meeting of Stockholders to be held in Fiscal 2011

Nominee	Age	Position

Keith G. Myers	48	Director, Chairman and Nominee
Ted W. Hoyt	53	Director and Nominee
George A. Lewis	71	Director and Nominee

Keith G. Myers is our co-founder, and has served as Chairman of the Board and Chief Executive Officer (or similar positions in our predecessors) since 1994. Mr. Myers was President of the Company from 1994 to 2007. Prior to joining us, Mr. Myers founded, co-owned and operated Louisiana Premium Seafoods, Inc., an international food processing, procurement and distribution company. Mr. Myers received credentials in 1999 from the National Association for Home Care with regard to the home/hospice care sector. Mr. Myers was named Business Executive of the Year in 1999 by Louisiana Rural Health Association and Entrepreneur of the Year in the healthcare category by Ernst & Young LLP with respect to the Texas, Louisiana and Mississippi Region.

Ted W. Hoyt has served as a director since August 2004. Mr. Hoyt has practiced corporate and tax law since 1977, counseling both private and public corporations. Since January 1999, Mr. Hoyt has served as the Managing General Manager of the law firm of Hoyt & Stanford, LLC. Mr. Hoyt was the co-founder of Omni Geophysical Corporation, which later became Omni Energy Services, a publicly traded company, for which he served as a director and officer from 1986 to 1996. Mr. Hoyt has also served as a tax attorney with the National Office of the Internal Revenue Service. Mr. Hoyt holds a Bachelor of Science degree in Business Administration degree from the University of Louisiana at Lafayette, a Juris Doctorate from Louisiana State University and a Masters in Tax Law degree from Georgetown University. Mr. Hoyt is admitted to the Bar in Louisiana, New York and the District of Columbia.

George A. Lewis has served as a director since August 2004. Mr. Lewis commenced his auditing career with Arthur Andersen & Co. in 1958. In 1963, Mr. Lewis joined the firm of Broussard, Poche, Lewis & Breaux, L.L.P., Certified Public Accountants, where he served as an audit partner until his retirement in 1996. Since 1996, Mr. Lewis has primarily served as an expert audit and accounting defense witness with respect to litigation involving various nationally recognized accounting firms. Mr. Lewis has served on various committees of the American Institute of Certified Public Accountants, including as a member of the Auditing Standards Board from 1990 through 1994, and as a member of the Society of Louisiana Certified Public Accountants. Mr. Lewis has authored an education course to train CPAs to deal with issues of the elderly. Mr. Lewis holds CPA certificates in Louisiana and Texas and is a member of the American Institute of Certified Public Accountants and the Society of Louisiana Certified Public Accountants. Mr. Lewis received a Bachelor of Science from Louisiana State University. Mr. Lewis serves as the financial expert on our Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT A VOTE “FOR” THE ELECTION OF KEITH G. MYERS, TED W. HOYT AND GEORGE A. LEWIS AS CLASS III DIRECTORS.

Information Regarding Directors Continuing in Office:

Class I Directors Continuing in Office Whose Terms
Expire at the Annual Meeting of Stockholders to be held in Fiscal 2009

Nominee	Age	Position

Monica F. Azare	41	Director
John B. Breaux	64	Director
Dan S. Wilford	67	Director

Monica F. Azare was appointed as a director in November 2007. Ms. Azare currently serves as Senior Vice President — Public Policy and Government Affairs for Verizon Communications, with responsibility for leading Verizon’s public policy, regulatory and legislative activity in New York and Connecticut. Prior to this position , Ms. Azare served as Executive Director and Senior Counsel of Federal Affairs for Verizon Wireless, where she was responsible for advancing the company’s position on wireless issues before members of the U.S. House of Representatives. Ms. Azare’s distinguished career also includes serving as Vice President, Federal Affairs for Insight Communications in New York, Chief Counsel to House Energy and Commerce Chairman Billy Tauzin, and Chair of the House Telecommunications, Trade and Consumer Protection Subcommittee. Ms. Azare also currently serves on the Board of NYC Investment Fund’s Civic Capital Corp. A Louisiana native, Ms. Azare received a Bachelor of Arts degree from Louisiana State University and a Juris Doctorate from the Southern University Law Center. She is a member of the Federal Communications Bar Association, Louisiana State Bar Association, the Corporate Counsel of Women of Color, and Jack and Jill of America, a national organization that encourages leadership and service by young people in their communities. Ms. Azare was recently selected as a 2007-2008 David Rockefeller Fellow.

Senator John B. Breaux was appointed as a director in February 2007. Senator Breaux has served in both the United States Senate and the United States House of Representatives. Most recently and until his retirement from public service in 2005, Senator Breaux represented the State of Louisiana in the United States Senate for three consecutive terms, beginning in 1987. Prior to his tenure as Senator, he served as a member of the United States House of Representatives from 1972 to 1987. Senator Breaux began his career in 1972 with his election as a Democrat to the Ninety-second Congress in a special election. At the age of 28, he was then the youngest member of the United States House of Representatives. Senator Breaux was re-elected to the seven succeeding Congresses and served until January 3, 1987, when he won election as a Democrat to the United States Senate. Senator Breaux was re-elected in both the 1992 and 1998 elections. As a member of the Senate, Senator Breaux was ranking minority member of the Senate Committee on Aging, a member of the Senate Finance Committee and a member of the Senate Commerce Committee where he was recognized as a non-partisan consensus builder. Since his retirement from the United States Senate, Senator Breaux has been actively involved in Patton Boggs LLP, a Washington D.C. law firm, as a Director of CSX Corporation, and as a former Senior Managing Director of the Clinton Group, an investment advisory firm. Senator Breaux is also a partner in The Breaux-Lott Leadership Group, a partnership that offers strategic advice, consulting and lobbying services, which he co-founded in 2008.

Dan S. Wilford was appointed as a director in November 2005. He served from 1984 through 2002 as the President and Chief Executive Officer of Memorial Hermann Healthcare System headquartered in Houston, Texas. Mr. Wilford also served as Chief Executive Officer of a community-based, not-for-profit, multi-hospital system in the greater Houston area. Prior to that, he was associated for ten years with Hillcrest Medical Center in Tulsa, Oklahoma and was President of North Mississippi Health Services in Tupelo, Mississippi. He currently serves on the board of directors for one other publicly traded company, Healthcare Realty Trust, and twelve not-for-profit organizations, most of which are related to the healthcare industry.

Class II Directors Continuing in Office Whose Terms
Expire at the Annual Meeting of Stockholders to be held in Fiscal 2010

Nominee	Age	Position

John L. Indest	56	Director and Secretary
Ronald T. Nixon	52	Director
W.J. “Billy” Tauzin	64	Director

John L. Indest currently serves as our President and Chief Operating Officer. He previously served as an Executive Vice President and as our Senior Vice President and Chief Operating Officer of Home-Based Services, beginning in May 2001. Mr. Indest has also served as a director since June 2000 and as Secretary since August 2004. From November 1998 to May 2001, Mr. Indest served as our Vice President. Prior to joining us in November 1998, Mr. Indest served as President, Chief Executive Officer and co-owner of Homebound Care, Inc., a regional home health provider. Mr. Indest has testified before the United States House of Representatives’ Ways and Means Subcommittee on healthcare issues and was co-chairman of the Louisiana Task Force on Ethics, overseeing compliance issues applicable to home health and hospice in the state of Louisiana. He currently serves on the Board of Directors of the National Association of Home and Hospice Care. Mr. Indest is a registered nurse with a Masters of Science in Health Services Administration from the University of St. Francis.

Ronald T. Nixon has served as a director since July 2001. Mr. Nixon is a founding principal of The Catalyst Group, formed in 1990, which manages two small business investment companies, or SBICs, one participating preferred SBIC and three private equity investment funds. Prior to joining The Catalyst Group, Mr. Nixon operated companies in the manufacturing, distribution and service sectors. Mr. Nixon serves on the board of directors of numerous private companies. Mr. Nixon holds a Bachelor of Science degree in Mechanical Engineering that he received from the University of Texas at Austin and is a registered Professional Engineer in the State of Texas.

Congressman W.J. “Billy” Tauzin was appointed as our lead independent director in January 2005. In December 2004, Congressman Tauzin was named President and Chief Executive Officer of the Pharmaceutical Research and Manufacturers of America, a trade group that serves as one of the pharmaceutical industry’s top lobbying groups. He served 12 terms in the U.S. House of Representatives, representing Louisiana’s 3rd Congressional District since being first sworn in 1980. From January 2001 through December 2004, Congressman Tauzin served as Chairman of the House Committee on Energy and Commerce. He also served as a senior member of the House Resources Committee and Deputy Majority Whip. Prior to being a member of Congress, Congressman Tauzin was a member of the Louisiana State Legislature, where he served as Chairman of the House Natural Resources Committee and Chief Administration Floor Leader. He currently serves on the Board of Directors of Entergy Corporation. Congressman Tauzin received a Bachelor of Arts Degree from Nicholls State University and a Juris Doctorate from Louisiana State University.

PROPOSAL #2

RATIFICATION OF THE ADOPTION OF THE
STOCKHOLDER PROTECTION RIGHTS AGREEMENT

At the Annual Meeting, the Company’s stockholders will be asked to ratify the Stockholder Protection Rights Agreement entered into between LHC Group, Inc. and Computershare Trust Company, N.A. as Rights Agent, on March 10, 2008 (the “Rights Agreement”). None of the Company’s Certificate of Incorporation, Bylaws or applicable law require stockholder approval of a Rights Agreement or any similar arrangement. However, the Board has determined to request stockholder ratification of the Rights Agreement as a matter of good corporate governance. The terms of the Rights Agreement have been designed to substantially conform to the published requirements of the Corporate Governance Policies and Guidelines issued by Institutional Shareholder Services, a proxy advisory firm for many institutional investors.

Reasons for a Stockholder Protection Rights Plan

A stockholder protection rights plan is used to protect stockholders in the event of certain unsolicited attempts to acquire control of a company, including a partial or two-tier tender offer that fails to treat all stockholders equally; a “creeping acquisition” by the purchase of stock on the open market; and other acquisition tactics that the Board believes are unfair to and not in the best interests of stockholders.

Stockholder protection rights plans help to prevent an acquiror from taking advantage of the onset of adverse market conditions, short-term declines in share prices, or anticipated improvements in operating results before such improvements are fully reflected in a company’s share price — allowing a hostile acquirer to take control at a price that does not reflect a company’s intrinsic value or long term prospects.

A major purpose of a stockholder protection rights plan is to give the board of directors a greater period of time to evaluate the adequacy of an acquisition offer, investigate alternatives, solicit competitive proposals and take other steps necessary to maximize stockholder value.

Stockholder protection rights plans are also intended to induce potential acquirors to negotiate with the board, and thereby strengthen a board’s bargaining position for the benefit of all stockholders. A company’s board of directors is in a position to evaluate a potential combination in light of the company’s business plan and other strategic alternatives. A stockholder protection rights plan enables a board, as elected representatives of a company’s stockholders, to better respond to an unsolicited acquisition proposal. The board also has a fiduciary obligation to act in the best interests of all of the company’s stockholders.

The Rights Agreement does not prevent an offer to acquire the Company. In responding to an acquisition proposal, the Company’s Board, a majority of which is comprised of outside, independent directors, recognize the obligation to fulfill its fiduciary duties to the Company and the Company’s stockholders.

Background of the LHC Group Rights Agreement

The Company adopted the initial Rights Agreement on March 10, 2008. Neither the adoption, nor any renewal or amendment, were connected with an acquisition proposal, hostile or otherwise. The Rights Agreement adopted by the Board contains certain features intended to be favorable to the interests of the Company’s stockholders.

Summary of Rights Agreement

The following is a summary of the Rights Agreement, which is qualified in its entirety by the Rights Agreement attached hereto as Appendix A.

Issuance.  One (1) right to buy 1/10,000 of one (1) share of Series A Junior Participating Preferred Stock, par value $0.01 per share, was issued as a dividend on each share of the Company’s Common Stock outstanding on March 10, 2008. Until the rights become exercisable, one (1) right will attach to each share of Common Stock issued by the Company and each share issuable upon the exercise of outstanding options and warrants.

Term.  The rights expire three (3) years from the adoption of the Rights Agreement on March 10, 2011, unless exercised, redeemed or terminated earlier.

Independent Director Review.  A committee of independent members of the Company’s Board will review the continuing appropriateness of the Rights Agreement annually.

Exercise Price.  Each right will entitle the registered holder to purchase from the Company 1/10,000 of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share at a purchase price of $60.00, subject to adjustment.

acquiring person.  Subject to specified exceptions, an acquiring person is any person who, together with affiliates and associates, is or becomes the beneficial owner of twenty percent (20%) or more of the aggregate of all shares of the Company’s Common Stock then outstanding.

Authority of the Board.  When evaluating decisions surrounding redemption or termination of the Rights Agreement, the Company’s Boards will not be subject to restrictions such as those commonly known as “dead-hand,” “slow-hand,” “no-hand,” or similar provisions.

Rights Detach and Become Exercisable.  Immediately upon the first to occur of (i) ten (10) business days following the public announcement that a person or group has acquired beneficial ownership of twenty percent (20%) or more of the Company’s Common Stock, or (ii) ten (10) business days (or a later date chosen by the Board so long as the twenty percent (20%) threshold has not been crossed) after a person or group commences or announces its intention to commence a tender or exchange offer, the consummation of which would result in beneficial ownership by such person or group of twenty percent (20%) or more of the Company’s Common Stock, the rights would detach from shares of the Company’s Common Stock and become exercisable and transferable apart from shares of the Company’s Common Stock. This date is referred to as the “distribution date.” Prior to such time, the rights are not exercisable and are not transferable apart from the Company’s Common Stock.

Flip-In.  If a person or group acquires twenty percent (20%) or more of the Company’s Common Stock, then each right would “flip in” and become a right to receive upon payment of the exercise price that number of shares of Common Stock having a market value of two (2) times the exercise price of the right. Therefore, as a result of the “flip-in”, each right would entitle its holder to purchase shares of Common Stock having a market value of $120 at a purchase price of $60. The acquiring person that caused the rights to become exercisable would be excluded from the “flip-in.” If LHC Group did not have sufficient shares of authorized Common Stock available for the complete exercise of the “flip-in” rights, LHC Group could satisfy its obligations to rights holders by issuing preferred stock, cash, debt or equity securities, property or a combination thereof.

Flip-Over.  If, after the rights have detached and become exercisable, an acquiring person were to merge or otherwise combine with the Company, or the Company were to sell fifty percent (50%) or more of its assets or earning power, each right then outstanding would “flip-over” and become a right to receive upon payment of the exercise price that number of shares of Common Stock of the acquiring person having a market value of two (2) times the exercise price of the right. Thus, as a result of the “flip-over”, each right would entitle its holder to purchase shares of the acquiring person’s Common Stock having a market value of $120 at an exercise price of $60. The “flip-over” provisions do not apply to a merger or other combination pursuant to a qualified offer meeting certain criteria describe in the Rights Agreement.

Exchange.  At any time after a person or group becomes an acquiring person, other than pursuant to a qualified offer, the Board may cause the exchange of the rights, in whole or in part, for shares of the Company’s Common Stock at an exchange ratio of one (1) share of the Company’s Common Stock for each right (or, if insufficient shares are available, the Company may issue preferred stock, cash, debt or equity securities, property or a combination thereof in exchange for the rights). Rights owned by the acquiring person would be void and not subject to such an exchange.

Redemption.  The rights would be redeemable by the Board at a price of $0.01 per right, at any time prior to the earlier of the “distribution date” or March 10, 2011.

Qualified Offer.  A qualified offer is an offer determined by the Board of Directors of the Company to be a fully financed offer for any or all outstanding shares of the Company’s Common Stock made by an Offerer who owns no more than ten percent (10%) of the outstanding Common Stock, at a per share offer price greater than the highest reported market price for the Common Stock, in the immediately preceding twenty-four (24) months that the Board of the Company, upon the advice of a nationally recognized investment banking firm, does not deem to be either unfair or inadequate. A qualified offer is conditioned upon a minimum of at least two-thirds of the outstanding shares of the Company’s Common Stock being tendered and not withdrawn, with a commitment to acquire all the Company’s Common Stock not tendered for the same consideration. If the qualified offer includes Common Stock of the person or group making the offer, it must be freely tradeable Common Stock of a publicly traded company, and the board and its representatives must be given access to conduct a due diligence review of the offeror to determine whether the consideration is fair and adequate. A qualified offer must also remain open for one hundred twenty (120) business days following commencement. If a qualified offer has been made, the record holders of ten percent (10%) of the outstanding shares of the Company’s Common Stock may direct the Board to call a special meeting of stockholders to consider a resolution authorizing a redemption of all rights. If at the special meeting the holders of a majority of the shares of the Company’s Common Stock outstanding vote in favor of the redemption of the rights, then the Board will redeem the rights and take such other action as may be necessary to prevent the rights from interfering with the consummation of the qualified offer.

Voting.  The rights do not entitle holders of such rights to voting rights.

Amendment.  The Rights Agreement can be amended or supplemented by the Board at any time without the approval of the holders of any Rights, so long as no one has become an acquiring person. Thereafter the Rights Agreement may be amended only in a manner that does not adversely affect the holders of the rights (excluding any acquiring person or its affiliates and associates). Business combinations approved by the Board generally involve the redemption of the rights or an amendment of the Rights Agreement to make them inapplicable to the particular acquisition.

Federal Income Tax Consequences

The federal income tax consequences of a stockholder protection rights plan have not been definitively established by Congress or the courts, and the only revenue ruling issued by the Internal Revenue Service to date addresses the adoption of a stockholder protection rights plan, but not any later tax consequences. The following discussion of probable tax consequences is subject to changes in the law, as well as clarification and interpretation of existing law that may have retroactive as well as prospective effect.

Under Revenue Ruling 90-11, the adoption of the Rights Agreement and the subsequent distribution of the rights to stockholders would not be a taxable event for the Company or its stockholders under federal income tax laws. Although not addressed in the revenue ruling, the physical distribution of rights certificates upon the rights becoming exercisable should not result in any tax.

After such physical distribution, the rights would probably be treated for tax purposes as capital assets in the hands of most stockholders and each right would probably have a basis of zero and a holding period which relates back to the holding period of the stock with respect to which such rights were issued. Upon the rights becoming rights to purchase an acquirer Common Stock, holders of rights probably would be taxed even if the rights were not exercised. Upon the rights being redeemed for cash or the rights being exchanged for stock of the Company, holders of the rights would probably have a taxable event. Upon the rights becoming rights to purchase the Company’s Common Stock, holders of rights would probably not have a taxable event. The rights may have an impact on tax-free reorganizations involving the Company. Several types of tax-free transactions can still be structured, although the rights may be treated as taxable “boot.”

Accounting Treatment

The initial issuance of the rights has no accounting or financial reporting impact. Since the rights were “out of the money” when issued, they did not dilute earnings per share. Since the redemption date of the rights is neither fixed nor determinable, the accounting guidelines do not require the redemption amount to be accounted for as a long-term obligation of the Company.

Other Protections Afforded Stockholders

The Board is not seeking ratification in response to, or in anticipation of, any pending or threatened takeover bid or offer for the Common Stock of the Company. The Board does not have any current intention of implementing any other proposal having an anti-takeover effect, although certain provisions of the Company’s Certificate of Incorporation and Bylaws may have that effect, as might certain applicable provisions of Delaware law. We believe these provisions, along with the Rights Agreement, protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our Board of Directors, and by providing our Board of Directors with more time to assess any acquisition proposal. The provisions are not intended to make our Company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our Board of Directors determines is not in the best interests of our Company and our stockholders.

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a shareowner who becomes a beneficial owner of fifteen percent (15%) or more of a Delaware corporation’s voting stock during the three-year period following the date that such stockholder became an interested shareowner. Section 203 could have the effect of delaying, deferring or preventing a change in control of the Company that our shareholders might consider to be in their best interests.

Vote Required

Ratification of the Rights Agreement will require the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by Proxy.

Effect of Proposal

If the stockholders do not ratify the Rights Agreement, the Board intends to terminate the Rights Agreement. Despite termination, the Board would retain the right to enact a new Rights Agreement if, in the exercise of their fiduciary duties, the directors determined it was appropriate. The Board would only implement a new Rights Agreement in the instance where the Board believes that there is an imminent need to defend the rights of the stockholders to fairly and equally participate in a change of control transaction. If that occurs and the Board is unable to seek stockholder approval prior to enactment due to time constraints, the Board will submit that new plan to the stockholders for ratification within twelve (12) months.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
STOCKHOLDER PROTECTION RIGHTS AGREEMENT .

PROPOSAL #3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The independent accounting firm of Ernst & Young LLP (“E&Y”) has served as the Company’s independent auditors since June 11, 2001. The Company’s Audit Committee has selected E&Y to conduct the annual audit of the financial statements of the Company for its fiscal year ending December 31, 2008. E&Y has no financial interest, direct or indirect, in the Company and does not have any connection with the Company except in its professional capacity as an independent auditor. The ratification by the stockholders of the selection of E&Y as independent auditors is not required by law or by the Bylaws of the Company. The Board, consistent with the practice of many publicly held corporations, is nevertheless submitting this selection to its stockholders. If this selection is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its selection of independent auditors for the fiscal year ending December 31, 2008. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders. Representatives of E&Y will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF E&Y AS THE COMPANY’S INDEPENDENT AUDITORS.

PRINCIPAL ACCOUNTING FEES AND SERVICES

E&Y billed LHC Group the following fees for services provided for the 2007 and 2006 fiscal year:

Fee Category	2007	2006

Audit Fees	$1,216,481	$1,179,157
Audit-Related Fees	—	—
Tax Fees	—	—
Other Fees	3,500	3,500

Total	$1,219,981	$1,182,657

•	Audit Fees includes the aggregate fees billed for professional services rendered for the audit of LHC Group’s fiscal years 2007 and 2006 annual financial statements and internal control over financial reporting, review of LHC Group’s Form 10-K and Form 10-Qs for the same periods, and quarterly reviews.

•	Audit-Related Fees includes the aggregate fees billed for assurance and related services rendered during fiscal years 2007 and 2006 that were reasonably related to the performance of the audit or review of LHC Group’s financial statements and that are not reported in Audit Fees.

•	Tax Fees includes the aggregate fees billed for tax compliance, tax advice, and tax planning services rendered during fiscal years 2007 and 2006.

•	Other Fees includes the aggregate fees billed for the EY Online accounting and research tool used by LHC Group during fiscal years 2007 and 2006.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Company’s Audit Committee approves all fees to be paid for audit and audit related services, tax and all other fees of the Company’s independent auditor prior to engagement for those services.

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy requiring it to pre-approve all audit (including audit related) services and permitted non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. The Audit Committee pre-approved all fiscal year 2007 services by Ernst & Young LLP.

The policy sets forth specified audit, audit-related, tax and other permissible non-audit services, if any, for which pre-approval is provided up to a maximum fee amount set annually by the Audit Committee. Pre-approval is generally provided for up to one year, and any proposed services exceeding these fee levels must be specifically pre-approved by the Audit Committee. Any services not specifically identified in the policy must receive specific pre-approval. The independent registered public accounting firm and management report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Audit Committee may also pre-approve particular services on a case-by-case basis and may delegate specific pre-approval authority to one or more members pursuant to a resolution adopted by the unanimous approval of the Audit Committee, provided that the member reports any pre-approved services at the next regularly scheduled Audit Committee meeting.

CORPORATE GOVERNANCE

Committees

The Board has established three committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, each of which is briefly described below. All committee members are non-employee, independent directors of the Company (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards).

The Board has also established a Lead Director Position, to be held by an independent, non-employee director. W.J. “Billy” Tauzin was appointed the Lead Director of LHC Group in January 2005. The Lead Director’s duties include meeting with the Chairman to review financials, agenda/minutes of committee meetings and pertinent Board issues; presiding as Chair of the Nominating and Governance Committee and presiding at regularly scheduled executive sessions of the Board and other meetings of the independent, non-employee directors.

Audit Committee

The members of the Audit Committee are Messrs. Lewis, Hoyt and Nixon, with Mr. Lewis serving as chair. The Board has determined that Mr. Lewis is an “audit committee financial expert,” as defined by rules adopted by the Securities and Exchange Commission, or SEC. A description of Mr. Lewis’ qualifications with regard to his status as an audit committee financial expert can be found in the biographical information set forth under Proposal #1 in this Proxy Statement. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and the charter of the Audit Committee is available on the Company’s website at www.LHCGroup.com. The Board of Directors has determined that each member of the Audit Committee is “independent” under the heightened standards required for members of the Audit Committee by the Nasdaq listing standards, the rules of the Securities and Exchange Commission and the Audit Committee Charter.

The Audit Committee performs the following functions, among others:

•	Reviews and implements the Audit Committee charter, which is posted on the Company’s website at www.LHCGroup.com.

•	Selects the Company’s independent audit firm (whose duty it is to audit the financial statements of the Company and its subsidiaries for the fiscal year in which it is appointed) and has the sole authority and responsibility to approve all audit and engagement fees and terms, as well as all significant permitted non-audit services by the Company’s independent auditors.

•	Meets with the auditors and management of the Company to review and discuss the scope of the audit and all significant matters related to the audit.

•	Reviews the adequacy and effectiveness of the Company’s internal controls regarding accounting and financial matters.

•	Reviews the financial statements and discusses them with management and the independent auditors.

•	Reviews and discusses with management the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Reviews and discusses with management the Company’s quarterly reports on Form 10Q and annual reports on Form 10K.

•	Reviews and approves any proposed transaction with any affiliate, in accordance with the Company’s written policy.

Additional information regarding the Audit Committee and its processes and procedures for the consideration and approval of related party transactions can be found under “Certain Relationships and Related Transactions” later in this proxy statement.

Compensation Committee

The members of the Compensation Committee are Messrs. Hoyt, Lewis and Wilford and Ms. Azare with Mr. Hoyt serving as chair. The charter of the Compensation Committee is available on the Company’s website at www.LHCGroup.com. The Board of Directors has determined that each of the members of the Compensation Committee is an “independent director” as defined in the charter and under the Nasdaq listing standards, is a “non-employee director” as defined in the charter and in Rule 16b-3 under the Exchange Act, and is an “outside director” as defined under Section 162(m) of the Internal Revenue Code and related regulations.

The Compensation Committee performs the following functions, among others:

•	Annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers, and evaluates the performance of the Company’s executive officers in light of those goals and objectives.

•	Determines and approves the compensation of the Company’s executive officers.

•	Makes recommendations to the Board regarding the Company’s equity-based and incentive compensation programs.

•	Reviews and implements the Compensation Committee charter and reports to the Board.

Additional information regarding the Compensation Committee and its processes and procedures for the consideration and determination of the executive compensation can be found in the Compensation Discussion and Analysis later in this proxy statement.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Messrs. Tauzin, Breaux, Nixon and Wilford, with Mr. Tauzin serving as chair. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.LHCGroup.com. The members of the Nominating and Corporate Governance Committee are independent directors under Nasdaq Marketplace Rule 4200(a)(15).

The Nominating and Corporate Governance Committee performs the following functions, among others:

•	Recommends to the Board for its approval proposed nominees for Board membership after evaluating the proposed nominee and making a determination as to the proposed nominee’s qualifications to be a Board member.

•	Evaluates the performance of each existing director before recommending to the Board his or her nomination for an additional term as a director.

Stockholder Proposals

For nominations or other business to be properly brought before an annual meeting by a stockholder, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Company, (2) such business must be a proper matter for stockholder action under the Delaware General Corporation Law, (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Company with a solicitation notice, such stockholder or beneficial owner must, in the case of a proposal, have delivered prior to the meeting a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered prior to the meeting a proxy statement and form of proxy to holders of a percentage of the Company’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the solicitation notice and (4) if no solicitation notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice.

To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than sixty (60) or more than ninety (90) days prior to the first anniversary (the “Anniversary”) of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if no proxy materials were mailed by the Company in connection with the preceding year’s annual meeting, or if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made.

Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.

The Nominating and Governance Committee has not received any nominee recommendations from any of the Company’s stockholders in connection with the 2008 Annual Meeting. The Board is nominating Messrs. Myers, Hoyt, and Lewis for re-election as Class III directors based upon the recommendation of the Nominating and Governance Committee.

Stockholder Communications with the Board of Directors

The Board accepts communications sent to the Board (or to specified individual directors) by stockholders of the Company. Stockholders may communicate with the Board (or with specified individual directors) by writing to them c/o Secretary, LHC Group, Inc., 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. All written communications received in such manner from stockholders of the Company shall be forwarded promptly to the member(s) of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to all members of the Board.

Meetings

During the Company’s fiscal year ended December 31, 2007 (“Fiscal 2007”), the Board held five meetings and took additional action, from time to time, by unanimous written consent. The Compensation Committee met twice and took additional action by unanimous written consent. The Audit Committee held eight meetings and the Nominating and Governance Committee held two meetings, and both took additional action by unanimous written consent. During fiscal 2007, each incumbent director attended 57% or more of the aggregate number of meetings held by the Board and its committees on which he or she served. The Board has established a policy encouraging all members of the Board to attend each annual meeting of the stockholders of the Company, particularly with respect to those directors who are up for election at any such annual meeting. Seven members of the Board attended the 2007 Annual Meeting of Stockholders.

Non-Management Executive Sessions

The Board has adopted a policy relating to non-management executive sessions. Under this policy, periodically, and no less frequently than semi-annually, the Board will meet in executive sessions in which management directors and other members of management do not participate. The non-management members of the Board held three executive sessions during fiscal 2007.

Code of Business Conduct and Ethics

In compliance with requirements of both the SEC and Nasdaq Global Market, or Nasdaq, the Company has a Code of Business Conduct and Ethics applicable to all of its directors, officers and employees. The Code of Business Conduct and Ethics can be found on the Company’s website at www.LHCGroup.com.

Independence of Directors

The Board has reviewed the independence of each of the Company’s directors in light of the definition of “independent director” as that term is defined in the Nasdaq listing standards. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the applicable Nasdaq standards with the exception of Keith G. Myers and John L. Indest, each of whom is employed by the Company.

In finding all of its non-employee directors independent, the Board evaluated two relationships that did not constitute related party transactions and therefore do not require disclosure pursuant to Regulation S-K Item 404(a) (§ 229.404(a)). In considering whether Dan S. Wilford qualifies as an independent director, the Board reviewed the Company’s employment agreement with Ned B. Wilford, the brother of Dan Wilford, The Board concluded that the employment agreement did not disqualify Dan Wilford as an independent director. Secondly, in considering whether Senator John B. Breaux qualifies as an independent director, the Board reviewed the Company’s relationship with The Breaux-Lott Leadership Group, which provides consulting services to the Company, and of which Senator Breaux is a partner. The Board concluded that the relationship did not disqualify Senator Breaux as an independent director.

Director Nominee Evaluation Process

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for seeking individuals qualified to become Board members, conducting appropriate inquiries into the backgrounds and qualifications of possible Board nominees and proposing nominees for Board membership to the Board for its approval. The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders.

A stockholder who wishes to recommend a prospective nominee for the Board to the Nominating and Corporate Governance Committee should submit a written notice by mail to the Nominating and Corporate

Governance Committee c/o the Company’s Secretary, LHC Group, Inc., 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. Such a written recommendation must be received not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of the Company’s notice of annual meeting sent to stockholders in connection with the previous year’s annual meeting. Stockholders may continue to make their own direct nominations to the Board, for election at an annual or special meeting of the stockholders, in accordance with the procedures set forth in the Company’s Bylaws relating to stockholder nominations. See the section entitled “Stockholder Proposals” under the heading Corporate Governance for additional information about direct nominations by stockholders. There have been no changes to the procedures by which stockholders may recommend nominees to our Board of Directors since the Company’s last disclosure of such procedures, which appeared in the definitive proxy statement for our 2007 Annual Meeting of Stockholders.

Stockholder recommendations to the Nominating and Corporate Governance Committee should include, at a minimum:

•	the candidate’s name, age, business addresses, and other contact information;

•	a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the proxy statement pursuant to Regulation 14A of the Exchange Act;

•	a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected; and

•	the name and address of the shareholder(s) of record making such a recommendation.

The Nominating and Corporate Governance Committee will evaluate prospective nominees considering certain factors, including:

•	the commitment of the prospective nominee to represent the long-term interests of the stockholders of the Company;

•	the prospective nominee’s standards of character and integrity;

•	the prospective nominee’s financial literacy;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the prospective nominee’s independence and absence of any conflicts of interest that would interfere with his or her performance as a director; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it deems are in the best interest of the Company and its stockholders, such as the current composition of the Board, the balance of management and independent directors and the need for specialized expertise. The Nominating and Corporate Governance Committee, however, does believe it is appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under the Nasdaq listing standards. The Nominating and Corporate Governance Committee also believes it appropriate for certain members of the Company’s management to participate as members of the Board.

The Nominating and Corporate Governance Committee will identify nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new Board members. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a current Board member for re-election, the Nominating and Corporate Governance Committee will identify the desired skills and experience for a new nominee in light of the criteria above. The criteria employed by the Nominating and Corporate Governance Committee in evaluating potential nominees will not differ based on whether the candidate is recommended by a stockholder of the Company.

MANAGEMENT

The executive officers of the Company are listed in the table below. Biographical information concerning those executive officers currently serving as directors or nominees is set forth under Proposal #1 in this Proxy Statement. Biographical information concerning all other executive officers of the Company is set forth below.

Name	Age	Position(s)

Keith G. Myers	48	Chief Executive Officer and Chairman of the Board
John L. Indest	56	President, Chief Operating Officer, Secretary, Director
Peter J. Roman	57	Senior Vice President, Chief Financial Officer, Treasurer
Daryl J. Doise	50	Senior Vice President, Corporate Development
Donald D. Stelly	39	Senior Vice President, Operations
Richard A. MacMillan	55	Senior Vice President, General Counsel

Peter J. Roman serves as our Senior Vice President, Chief Financial Officer and Treasurer. Mr. Roman joined the company in April of 2005 and has served as the Vice President/Controller and was named Chief Financial Officer in 2007. Prior to LHC Group, Mr. Roman served as the Chief Financial Officer for VLP Corporate Services. From 1997 to 2004, he served as the Chief Financial Officer for Unifab International, Inc., a publicly-traded oilfield fabrication services company located in Southwest Louisiana. Mr. Roman also served as a Certified Public Accountant for 13 years with Ernst & Young in their New Orleans location. He is a member of the Society of Louisiana Certified Public Accountants and received a Bachelor’s Degree in Accounting from Louisiana State University.

Daryl J. Doise serves as our Senior Vice President of Corporate Development, a position he has held since 2005. He previously served as our Chief Operating Officer of Facility-Based Services, beginning May 2002. Prior to joining LHC Group, Mr. Doise was employed for the previous four years by Quorum Health Services where he served as President and Chief Executive Officer of Opelousas General Hospital, a 200-bed hospital with over 800 employees. Mr. Doise has also served as an officer and member of the board of directors of the Louisiana Hospital Association. Mr. Doise received a Bachelor of Science degree from Louisiana State University, with a major in accounting, and earned a Masters of Business Administration from Tulane University.

Donald D. Stelly serves as our Senior Vice President of Operations. Mr. Stelly joined the company in April 2005 after most recently serving as the Chief Executive Officer at Doctor’s Hospital, a subsidiary of LifePoint Hospitals, Inc. which is based in Brentwood, Tennessee. Prior to attaining that position, Mr. Stelly served as Chief Operating Officer and Chief Nursing Officer of Doctor’s Hospital which was nationally recognized for attaining superior operating results through Service Excellence. Additionally, Mr. Stelly has enjoyed a career of providing direct patient care as a Registered Nurse in a variety of settings within the healthcare continuum. He earned a Bachelor’s Degree in Nursing from the University of Southwestern Louisiana in 1991.

Richard A. MacMillan serves as our Senior Vice President and General Counsel. Mr. MacMillan joined the company in April 2007. He is a Past-President of the Louisiana Rural Health Association and is a member of the National Rural Health Association. Mr. MacMillan serves on the Board of Directors of the Louisiana Association for Ambulatory Healthcare. In addition, he is a member of the American Health Lawyers Association, the Health Law Sections of the Louisiana State Bar Association and The Mississippi Bar, and the Healthcare Financial Management Association. Mr. MacMillan served as General Counsel to the HomeCare Association of Louisiana from 1994 to 2007. He is admitted to the Louisiana Bar and the Mississippi Bar. He is also licensed as a Registered Nurse in Mississippi and Louisiana. Mr. MacMillan received his Juris Doctor from Louisiana State University, and a B.S. in Nursing degree from the University of Southern Mississippi.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Later in this proxy statement you will find a series of tables containing specific information about the compensation earned or paid in 2007 to the following individuals, whom we refer to as our named executive officers:

•	Keith G. Myers, our chief executive officer and chairman of the board,

•	Peter J. Roman, our senior vice president, chief financial officer and treasurer,

•	Barry E. Stewart, our former executive vice president, chief financial officer and treasurer,

•	John L. Indest, our president, chief operating officer and secretary,

•	Daryl J. Doise, our senior vice president of corporate development, and

•	Donald D. Stelly, our senior vice president of operations.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Objectives of Our Compensation Program

We believe that each executive officer has the potential to affect both the short-term and long-term profitability of the Company. Therefore, we place considerable importance on creating and implementing our executive compensation program to properly compensate and incentivize our executive officers. Our executive compensation program emphasizes the creation of stockholder value by focusing on the overall performance of the Company and recognizing and rewarding each executive officer’s contributions to the success of the Company.

Our compensation philosophy is to integrate our compensation program with corporate performance by linking a substantial portion of executive officer compensation to the achievement of financial goals that are critical to the success of the Company. Our objective is to have a compensation program that will allow us to attract, motivate, and retain qualified executives, and align the interests of our executive officers with the interests of stockholders. In order to further this objective, our compensation program is structured to incorporate certain key principles, which are reflected in various elements of our compensation program, as summarized below:

Element of Compensation Program
Compensation Principle	that Reflects Principle

Our executives should be provided with total compensation opportunities at levels that are competitive for comparable positions at firms with whom we compete for talent.	Based on review of competitive market data, total pay opportunities for our executives approximates the median level of compensation relative to our peer group.
A significant portion of executive compensation should be linked to the Company’s achievement of performance goals in a way that proportionally rewards higher performance levels.	Annual bonus awards and restricted stock awards that are earned based on company performance.
Our executive’s interests should be closely aligned with those of our shareholders by making stock-based incentives a core element of our compensation program.	We grant annual equity awards to our executives in the form of restricted stock.

Role of the Compensation Committee

Our Compensation Committee assists our Board of Directors in discharging its responsibilities relating to compensation of our executive officers. The Compensation Committee reviews and approves all compensation that is payable to our executive officers. Each of the four members of our Compensation Committee is independent as that term is defined under the listing standards of the Nasdaq Exchange and the director independence standards adopted by our Board. We believe that their independence from management allows the Compensation Committee members to provide objective consideration of various elements that could be included in an executive compensation program and apply independent judgment about which elements and designs best achieve our compensation objectives.

How We Determine and Assess Executive Compensation

We believe that the total compensation package available to our executives should be fair and competitive, should provide enhanced levels of financial reward based on higher levels of performance, and should be designed to recognize and reward both short and long term performance.

As described below, the Compensation Committee determines appropriate elements and levels of compensation for our named executive officers based upon input from our chief executive officer, market data provided by an third-party compensation consultant, analysis of market data and trends, and an analysis of internal pay-equity. In general, we emphasize annual performance incentives and long-term equity incentives over fixed compensation such as base salary. We do not use a specific formula or weighting with respect to the allocation of the various pay elements within our executive compensation program.

Role of Independent Compensation Consultants.  To assist in evaluating our compensation practices, the Compensation Committee has from time to time retained an independent compensation consultant to provide advice and ongoing recommendations regarding executive compensation practices that are consistent with our business goals and pay philosophy. In 2006, the Compensation Committee retained the executive compensation consulting services of Longnecker and Associates, whom we refer to as Longnecker. Specifically, we instructed Longnecker to (i) review the total compensation package (base salary, annual cash incentives and long-term equity incentives) we pay to our named executive officers, (ii) assess the competitiveness and reasonableness of our compensation program as compared to a peer group of companies within the health care industry with similar revenue levels and market capitalization, and (iii) provide conclusions and recommendations for the current and future total compensation packages for our named executive officers. We believe that this input and advice produces more informed decision-making and assures that an objective perspective is considered in this important governance process.

Market Data and Peer Group.  The Compensation Committee reviews and analyzes market data to ensure that our executive officer compensation is competitive with the marketplace. We consider the compensation levels, programs and practices of other companies within our industry and of comparable size in terms of revenue and market capitalization to assist us in setting our executive compensation so that it is market competitive. In 2007, we used the following peer group for these purposes: Amedisys, Inc., Genesis HealthCare Corporation; Gentiva Health Services; Odyssey HealthCare, Inc.; and VistaCare, Inc.

The above peer group is the one we used for targeting and evaluating the compensation levels of our named executive officers for 2007. As our strategy changes and we leverage our capabilities into other markets, we intend to review the peer groups annually to assure that we have the appropriate marketplace focus.

Internal Pay Equity.  Our management philosophy emphasizes a team approach among our top executive officers. Our compensation program reflects this team approach by the fact that survey data provided by Longnecker indicates that we have a higher level of pay equity among our top three executives than many of our peer companies. To achieve this pay equity, we generally strive to set the compensation level of our chief executive officer at slightly below the median for our peer group, and to set the compensation levels of our chief operating officer and chief financial officer at slightly above the median level, in an effort to minimize pay disparities among this group while still recognizing differences in job title and responsibilities.

Specifically, we seek to keep the total value of the compensation package of our chief executive officer at a level that is no more than 10% greater than the compensation package of our chief operating officer. In general, we achieve this result by first setting the compensation of our executive officers other than our chief executive officer at competitive levels based on market data, and then determining the compensation of our chief executive officer by making adjustments based on these principals of internal pay equity.

Role of Executive Officers.  Our chief executive officer, with input from our chief operating officer, recommends to the Compensation Committee base salary, target bonus levels and long-term incentive awards for our executive officers. Our chief executive officer bases these recommendations on data and analysis regarding our peer group, information provided by our compensation consultant, and qualitative judgments regarding individual performance. Our chief executive officer is not present when the Compensation Committee discusses or determines any aspect of his pay.

Elements of Our Compensation Program

Our executive compensation program consists primarily of the following components: base salary, annual cash incentive awards, and long-term equity incentive awards. In addition, we provide certain other benefits, such as perquisites, retirement benefits and severance benefits.

Base Salary

We provide base salaries to our executive officers as compensation for day-to-day responsibilities and sustained performance. Base salary provides our executive officers with an element of compensation that is not “at-risk.” We consider a combination of objective and subjective factors in determining the appropriate base salaries for our executive officers. Objective factors include salaries paid by competitive companies to officers in similar positions, base compensation paid to other Company executives, and factors relating to the performance of the Company, including net income, earnings per share, return on equity, and growth. Subjective factors relate to the performance of the individual executive officer, and include the following:

•	the executive officer’s responsibilities,

•	the scope of the position,

•	experience and length of the executive officer’s service with the Company,

•	individual efforts and performance within the Company, the industry and the community,

•	team building skills consistent with the Company’s best interests, and

•	observance of the Company’s ethics and compliance program.

While these subjective factors are integrated with the objective factors mentioned above, the overall assessment is primarily a subjective one, intended to reflect the level of responsibility and individual performance of the particular executive officer. With these objective and subjective factors in mind, Mr. Myers conducts an annual merit review of the executive officers, and based on this review, recommends base salaries to the Compensation Committee with respect to the named executive officers other than himself. The Compensation Committee determines the appropriate base salary for Mr. Myers after an annual performance review based on the same factors used to evaluate the other named executive officers.

Based on the factors and analysis described above, the Compensation Committee approved base salaries for 2007 for our named executive officers in amounts that represented an increase of approximately 3% over 2006 levels. The amounts of these increases were below median salary increases relative to our peer group, but commensurate with the rate of increase given to most of our employees. Upon Mr. Roman’s promotion to chief financial officer in September 2007, his base salary was increased to make it competitive with compensation opportunities available to other chief financial officers within our peer group.

Annual Cash Incentive Awards

The Compensation Committee believes that a significant portion of the total cash compensation for executive officers should be based on the Company’s achievement of specific performance criteria, and that a significant part of the cash compensation package should be “at-risk.” For 2007, the Compensation Committee approved an annual cash incentive bonus program pursuant to which the named executive officers were awarded an opportunity to earn target cash bonuses equal to 80% of their base salary (60% in the case of Mr. Stelly), based on achievement of company and individual performance targets, as further described below.

Messrs. Myers, Stewart and Indest

Messrs. Myers, Stewart and Indest’s 2007 annual cash incentive target was 80% of their base salaries, respectively. Their bonuses were determined based on achievement of the following performance goals, each of which we believe are critical to our long-term success:

•	Company’s achievement of EPS for 2007 of at least $1.42 (weighted 25%);

•	10% improvement in Medicare Home Health Compare scores (25% weighting); and

•	Successful development of a long-term strategic plan (25% weighting).

In addition, a portion of the bonus was determined based on Compensation Committee discretion (25% weighting).

In 2007, the Company did not achieve its EPS target, but the other two performance goals were met, and the Compensation Committee determined that Messrs. Myers and Indest earned their full 25% discretionary bonus, based on a subjective assessment of their individual performance during the past fiscal year, as well as the potential for contribution to our long-term strategic objectives. As a result, Messrs. Myers and Indest earned 75% of their target annual bonus (approximately 60% of their base salaries), in the following amounts: Mr. Myers, $203,940; and Mr. Indest, $185,400. Mr. Stewart did not receive an annual bonus due to his resignation in August 2007.

Mr. Doise

Mr. Doise’s 2007 annual cash incentive target was 80% of his base salary and such award was determined based the following components:

•	$2,500 for each new acquisition, joint venture or de novo location opened in 2007. Mr. Doise earned $90,000 under this component of his bonus plan.

•	An amount equal to 0.1% of the last 12 months of Medicare revenue of such new acquisitions, joint ventures or de novo locations. Mr. Doise earned $31,902 under this component of his bonus plan.

•	An amount equal to the 0.5% of the first year projected Medicare revenue of each new acquisition or joint venture that had a projected internal rate of return equal to or greater than 30%. Mr. Doise earned $33,169 under this component of his bonus plan.

In the aggregate, Mr. Doise earned in 84% of his 2007 target annual bonus, equal to $155,071, which represents approximately 67% of his base salary.

Mr. Stelly

Mr. Stelly’s 2007 annual cash incentive target was 60% of his base salary, with a maximum of $30,000 per quarter, and such award was determined based on the following components:

•	An amount equal to 0.1% of the revenue for all facilities operating within budget with regard to revenue and direct cost for the first four quarters of operation of each new acquisition, joint venture or de novo location. Mr. Stelly earned $31,684 under this component of his bonus plan.

•	An amount equal to 0.5% of the amount by which revenue exceeds budgeted expectations. Mr. Stelly earned $52,314 under this component of his bonus plan.

•	$12,500 per quarter for achievement of budgeted EPS targets, as follows: 1st quarter; $0.29; 2nd quarter; $0.34; 3rd quarter; $0.38; 4th quarter; $0.41. Mr. Stelly earned $12,500 under this component of his bonus plan.

In the aggregate, Mr. Stelly earned 80% of his 2007 target annual bonus, equal to $96,498, which represents approximately 48% of his base salary.

Mr. Roman

Because Mr. Roman was not one of our executive officers at the beginning of 2007 (he was promoted to the position of chief executive officer in September 2007), he was not granted a 2007 annual cash incentive opportunity in line with our other executive officers who were serving at the beginning of the year. Instead, Mr. Roman was awarded a discretionary cash bonus in the amount of $25,000 to recognize his increased responsibilities and reward his successful transition to the role of chief financial officer. In addition, Mr. Roman was awarded $37,107 pursuant to a discretionary quarterly bonus program available to non-executive employees that rewards such employees for the Company’s quarterly earnings per share performance.

Long-Term Equity Incentive Awards

The purpose of long-term incentives is to align our executive officers’ performance incentives more closely with the interests of stockholders. We provide long-term equity incentive awards in the form of restricted stock awards. We believe that these awards have been and remain an excellent vehicle for providing financial incentives for management because they align the executive’s interests with those of our stockholders and provide strong incentive for the creation of stockholder value. Time-based restricted stock also provides a strong retentive component to our compensation program.

Restricted Stock Awards Granted in 2007 Based on Performance during Fiscal Year 2006.  In March 2007, the Compensation Committee granted awards of restricted stock to each named executive officer based on the Company’s achievement of its earnings per share goal for 2006 ($1.10). The maximum number of restricted shares that could be earned by the named executive officers was as follows: Mr. Myers, 16,500 shares; Mr. Stewart, 25,000 shares; Mr. Indest, 15,000 shares; Mr. Doise, 12,500 shares; and Mr. Stelly, 10,000 shares. The Company achieved 100% of its 2006 earnings per share target, and each of the named executive officers was granted the maximum potential number of restricted shares on March 1, 2007. In addition, Mr. Roman was granted 10,000 shares of restricted stock in recognition of his promotion to chief financial officer in September 2007, and Mr. Stelly also was granted 10,000 shares of restricted stock in recognition of his promotion to Senior Vice President of Operations. These awards are reflected in the 2007 Grants of Plan-Based Awards table later in this proxy statement.

Restricted Stock Awards Granted in 2008 Based on Fiscal Year 2007 Base Salary.  The Compensation Committee determined that the grant date value of the 2008 restricted stock awards would be equal to a percentage of the named executive officer’s base salary or target annual cash incentive award, multiplied by the percentage of the annual cash incentive award actually earned in 2007. The actual number of restricted shares awarded to the named executive officers was determined by dividing this grant date value by the fair market value of our Common Stock on the date of grant.

Each of Messrs. Myers, Indest and Stewart had the opportunity to earn restricted shares with a grant date value equal to 150% of the named executive officer’s 2007 base salary, multiplied by the percentage of their 2007 annual cash incentive actually earned.

Mr. Doise had the opportunity to earn restricted shares with a grant date value equal to 80% of his 2007 base salary, multiplied by the percentage of his 2007 annual cash incentive actually earned.

Mr. Stelly had the opportunity to earn restricted shares with a grant date value equal to 200% of his 2007 annual cash incentive actually earned.

These awards will be reflected in the 2008 Grants of Plan-Based Awards table in next year’s proxy statement.

Timing of Equity Grants.  Since our initial public offering in 2005, we have made three regular grants of restricted stock to our executive officers . In each case, these awards were approved at a regularly scheduled meeting of our Compensation Committee during the first fiscal quarter of the year, after review and consideration of the Company’s performance during the prior fiscal year and achievement of pre-established performance goals. We expect to continue this practice going forward, and we do not have any program, practice or policy of timing equity awards in connection with the release of material non-public information.

Employee Stock Purchase Plan.  Executive officers may also participate in our Employee Stock Purchase Plan, which permits participants to purchase shares our Common Stock at a 5% discount to the market price. Executive officers are entitled to participate in the Employee Stock Purchase Plan on the same terms as non-executive employees who meet the applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the Employee Stock Purchase Plan.

Perquisites and Other Executive Benefits

We provide our named executive officers with certain perquisites, including club memberships (which we believe facilitates community involvement by our executive officers) and occasional use of company aircraft for personal reasons (which we provide to our executive officers for reasons of efficiency and convenience). We believe the perquisites provided to our named executive officers are reasonable and conservative in light of industry practices.

Retirement Benefits

Retirement benefits fulfill an important role within our overall executive compensation objective by providing a financial security component which promotes retention. We maintain a 401(k) plan, a tax-qualified defined contribution retirement plan, in which our named executive officers are eligible to participate, along with a substantial majority of our employees. Effective January 1, 2006, we implemented a discretionary match of up to 2% of employee contributions. We do not maintain any excess benefit plans, defined benefit or pension plans, or any deferred compensation plans.

Severance and Change in Control Arrangements

During 2007, we maintained employment agreements with each of our named executive officers, except with Mr. Roman, that provide, among other things, that the executive will be entitled to receive certain severance benefits in the event of a termination of his employment, and the executive will be entitled to increased benefits in the event that a termination of his employment follows a change in control of the company. We believe these employment agreements are an important element of our executive officers’ overall compensation package because they serve to ensure the continued focus and dedication of our executive officers notwithstanding any personal concerns they may have regarding their own continued employment, either prior to or following a change in control. The increased benefits that are payable in the event of a termination following a change in control are designed to attract and retain qualified executives who might not otherwise join or remain with our Company without financial protection in the event that they are forced out of the Company following a change in control. These provisions are also intended to provide for continuity of management in the event of a change in control of our Company. We believe that our severance and change in control arrangements are comparable to those provided by the companies in our peer group and competitive within our industry.

We entered into new employment agreements with each of our named executive officers, to be effective in 2008. The new agreements contain substantially similar terms to the employment agreements discussed in the paragraph above, with technical changes to address Internal Revenue Code Section 409A. Additionally, the

new agreements contain the following changes related to severance and change in control payments and benefits:

–	the circumstances under which an employee may be terminated for “cause” were expanded in order to give the Company greater flexibility in making such a determination;

–	the amount of severance payable upon a termination without cause, except in connection with a change of control, was reduced; and

–	non-competition provisions were added to further protect the Company’s interests in the wake of a departing executive.

The potential severance and change in control benefits payable under these agreements are more fully described under “Potential Payments upon Termination of Employment” later in this proxy statement.

Tax, Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to us with the benefit/value to the executive.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to our named executive officers unless certain conditions are met. Currently, awards granted under the Company’s 2005 Long-Term Incentive Plan are exempt from the deduction limits of Section 162(m). It is the Compensation Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. All compensation paid to our executive officers in 2007 was fully deductible by the Company.

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and other compensation that we paid to our named executive officers or that was otherwise earned by our named executive officers for their services in all capacities during 2007 and 2006.

							Non-Equity
					Stock		Incentive Plan	All Other
		Salary	Bonus		Awards		Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)		($)(1)		($)(2)	($)		($)

Keith G. Myers	2007	339,900	—		118,603		169,950	33,313	(3)	661,766
Chief Executive Officer and Chairman of the Board	2006	330,000	—		34,920		260,040	18,606	(3)	643,566
John L. Indest	2007	309,000	—		107,821		154,500	13,318	(3)	584,639
President, Chief Operating Officer, Secretary, and Director	2006	300,000	—		31,746		236,400	—		568,146
Barry E. Stewart	2007	298,700	—		—	(5)	—	1,072,705	(6)	1,371,405
Former Executive Vice President, Chief Financial Officer and Treasurer	2006	163,962	—		21,537		92,083	—		277,582
Peter J. Roman	2007	152,693	62,107	(7)	21,835		—	—		236,635
Senior Vice President, Chief Financial Officer and Treasurer(4)
Daryl J. Doise	2007	231,750	—		99,884		130,327	—		461,961
Senior Vice President, Corporate Development	2006	225,000	—		23,809		175,360	—		424,169
Donald D. Stelly	2007	200,000	—		58,437		90,000	—		348,437
Senior Vice President, Operations	2006	162,500	—		12,726		63,750	—		238,976

(1)	Reflects the proportionate amount of the total grant date fair value of stock awards recognized by the Company as an expense in the applicable year for financial statement reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant. The fair values of these awards and the amounts expensed in each year were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as FAS 123R).

(2)	Reflects annual cash incentive awards earned based on 2007 performance. For information regarding our annual cash incentive program, see the discussion in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)	Reflects the incremental cost to the Company of Mr. Myers and Mr. Indest’s personal use of Company-owned aircraft. The incremental cost (hourly rate) of the Company-owned aircraft is calculated by dividing the total cost to operate the aircraft during each quarter of the fiscal year and dividing that by the number of hours used during the same period.

(4)	Mr. Roman became an executive officer on September 6, 2007.

(5)	Mr. Stewart resigned from the Company effective August 15, 2007. In connection with his resignation, Mr. Stewart forfeited 8,000 shares of restricted stock that were granted on January 3, 2006, and 25,000 shares of restricted stock that were granted on March 1, 2007.

(6)	Reflects amounts payable to Mr. Stewart pursuant to a Severance and Consulting Agreement entered into between the Company and Mr. Stewart in connection with his termination of employment. The agreement provides that Mr. Stewart will receive an aggregate amount of $1,072,705, to be paid in monthly installments of $44,696 over twenty-four months beginning September 1, 2007.

(7)	Reflects $25,000 discretionary bonus awarded in connection with Mr. Roman’s promotion to chief financial officer in September 2007, and $37,000 awarded pursuant to a discretionary quarterly bonus program available to non-executive employees.

2007 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the individual grants of plan-based awards made to each of our named executive officers during 2007.

						All Other
						Stock
						Awards:
						Number of	Grant Date
			Estimated Potential Payouts Under			Shares of	Fair Value
			Non-Equity Incentive Plan Awards(1)			Stock or	of Stock
		Approval	Threshold	Target	Maximum	Units	Awards
Name	Grant Date	Date	($)	($)	($)	(#)(2)	($)(3)

Keith G. Myers			—	271,920	271,920
	03/01/07	12/28/06				16,500	502,095
John L. Indest			—	247,200	247,200
	03/01/07	12/28/06				15,000	456,450
Barry E. Stewart			—	238,960	238,960
	03/01/07	12/28/06				25,000	760,750
Peter J. Roman			—	—	—
	03/01/07	02/12/07				1,000	30,430
	11/01/07	10/30/07				10,000	230,200
Daryl J. Doise			—	185,400	185,400
	03/01/07	12/28/06				15,000	456,450
Donald D. Stelly			—	120,000	120,000
	03/01/07	12/28/06				7,500	228,225
	11/01/07	10/30/07				10,000	230,200

(1)	Represents threshold, target and maximum payout levels for 2007 performance. The actual amount earned by each named executive officer in 2007 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. For more information regarding our annual cash incentive program, see the discussion in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)	Award of time-vesting restricted stock under the 2005 Incentive Plan. The restricted stock vests in five equal annual installments on each of the first five anniversaries of the grant date.

(3)	The grant date fair value of the awards is determined pursuant to FAS 123R and is based on the fair market value of the underlying shares on the date of grant.

Employment Agreements

Prior to 2007, we entered into employment agreements with Messrs. Myers, Stewart, Indest and Doise that were in effect during 2007 (the “Prior Employment Agreements”). We entered into an employment agreement with Mr. Stelly (effective November 1, 2007) and with Mr. Roman (effective January 1, 2008), and we also entered into new employment agreements with Messrs. Myers, Indest and Doise (effective January 1, 2008 for Messrs. Myers and Indest, and June 1, 2008 for Mr. Doise) (collectively, the “Current Employment Agreements”). The Prior Employment Agreements contained substantially similar terms and conditions as the Current Employment Agreements (which are described below), with the exception of certain payments and benefits payable upon termination of employment (which are described under “Potential Payments Upon

Termination or Change in Control” later in this proxy statement). In addition, upon Mr. Stewart’s resignation, we entered into a Severance and Consulting Agreement with Mr. Stewart effective as of August 15, 2007 that provided for certain severance payments, which are also described under “Potential Payments Upon Termination or Change in Control” later in this proxy statement.

Term.  The initial term of the Current Employment Agreements with Messrs. Myers, Indest, Roman, Doise and Stelly is for a period of three years (expiring January 1, 2011), with automatic renewal for additional one-year periods unless expressly not renewed.

Salary and Benefits.  The Current Employment Agreements provide that each executive is entitled to an annual base salary (subject to annual review and increases for merit performance) and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to our senior executive officers. Each of these executives will have an opportunity to earn an annual cash bonus based upon achievement of performance goals established by the Compensation Committee. In addition, each of the executives is entitled to fringe benefits generally made available to our senior executive officers.

Equity Awards.  The Current Employment Agreements provide that the executives will be eligible for grants under the Company’s long-term incentive plan or plans generally made available to the Company’s senior executive officers.

Termination.  The Current Employment Agreements may be terminated by us at any time with or without “cause” (as defined therein), or by the executive with or without “good reason” (as defined therein). The agreements also terminate upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below under “Potential Payments Upon Termination or Change In Control” later in this proxy statement.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table provides information concerning stock awards that are outstanding as of December 31, 2007 for each of our named executive officers. Our named executive officers do not hold any option awards.

	Stock Awards
	Number of
	Shares or Units	Market Value of Shares
	of Stock That	or Units of Stock That
	Have Not Vested	Have Not Vested
Name	(#)(1)	($)(2)

Keith G. Myers	24,183	604,091
John L. Indest	21,985	549,185
Barry E. Stewart(3)	—	—
Peter J. Roman	13,000	324,740
Daryl J. Doise	20,238	505,545
Donald D. Stelly	20,300	507,094

(1)	Reflects restricted stock awarded granted on January 3, 2006 and March 1, 2007 under the 2005 Incentive Plan. The restricted shares vest in five equal annual installments beginning on the first anniversary of the date of grant provided that the executive is then still employed by the Company, or earlier upon the occurrence of the executive’s death, disability or retirement, or termination by the Company without cause or resignation for good reason within two years following a change of control of the Company.

(2)	Reflects the value as calculated using the closing market price of our Common Stock as of December 31, 2007 ($24.98).

(3)	Mr. Stewart forfeited all outstanding unvested restricted stock awards upon his resignation on August 15, 2007.

2007 OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning stock awards that vested in 2007 for each of our named executive officers. Our named executive officers do not hold any option awards.

	Stock Awards
	Number of	Value
	Shares Acquired	Realized on
	on Vesting	Vesting
Name	(#)	($)

Keith G. Myers(1)	1,921	51,944
John L. Indest(1)	1,746	47,212
Barry E. Stewart(2)	2,000	56,540
Peter J. Roman(1)	500	13,520
Daryl J. Doise(1)	1,310	35,422
Donald D. Stelly(1)	700	18,928

(1)	Reflects restricted stock award granted on January 3, 2006 with one-fifth vesting on January 3, 2007 at the closing market price of our Common Stock of $27.04.

(2)	Reflects restricted stock award granted on June 5, 2006 with one-fifth vesting on June 5, 2007 at the closing market price of our Common Stock of $28.27.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Current Employment Agreements of Messrs. Myers, Indest, Roman, Doise and Stelly provide, and the employment agreement with Mr. Stewart provided, benefits to the executive in the event of the termination of his employment under certain conditions. The amount of the benefits varies depending on the reason for the termination, as described below.

Termination for Cause; Resignation Without Good Reason.

If an executive is terminated for cause or resigns without good reason (as such terms are defined in the agreements), the executive receives only the salary and vested benefits that have accrued through the date of termination. No other severance benefits are payable.

Termination Due to Death, Disability or Retirement.

If the executive dies, we terminate the executive’s employment due to disability, or the executive retires, the executive (or his estate) receives salary and vested benefits accrued through the date of termination, plus a pro-rata portion of the executive’s annual bonus earned through the date of termination, based on target bonus for the portion of the year prior to termination. The executive’s outstanding equity awards will vest and become immediately exercisable pursuant to the terms of our 2005 Incentive Plan.

Termination Without Cause; Resignation for Good Reason.

If the executive is terminated without cause or resigns for good reason, then the executive will be entitled to accrued salary, vested benefits, and a pro-rata portion of his annual bonus earned through the date of termination. In addition, the executive will receive a severance payment his annual base salary in effect as of the date of termination.

Termination Without Cause or by Executive for Good Reason Within 24 Months Following a Change of Control

If the executive is terminated without cause or resigns for good reason within two years following a change of control of the Company, then the executive will be entitled to accrued salary, vested benefits, and a pro-rata portion of his annual bonus earned through the date of termination. In addition, the executive will be entitled to:

•	a severance payment equal to the product of 2.5 (except in the case of Mr. Stelly, whose multiple is 1) times the sum of (1) his base salary in effect as of the date of termination, and (2) the greater of the average of the annual bonuses earned by him for the two prior fiscal years, or his target bonus for the year in which the date of termination occurs, and

•	the Company shall pay the excess of the COBRA cost of continued medical, dental, vision and/or prescription drug plan benefits over the amount the executive would have paid for such coverage if he had remained employed during the COBRA-eligible period, and

•	all of the executive outstanding equity awards shall become fully vested.

Gross Up.

The employment agreements provide that if a payment to or for the benefit of the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then he will receive a full gross up of any excise tax imposed, including income and excise taxes on such gross-up amount, subject to a $50,000 threshold benefit amount.

Restrictive Covenants.

Each of the employment agreements contains confidentiality, non-compete and non-solicitation covenants that apply during the executive’s employment with the Company and for a two year period after the executive’s termination of employment (or for a six month period if the executive’s termination occurs within two years after a change in control).

Severance and Consulting Agreement with Mr. Stewart.

Mr. Stewart resigned from the Company effective as of August 15, 2007. Pursuant to our Severance and Consulting Agreement with Mr. Stewart, he will receive an aggregate amount of $1,072,705 to be paid in monthly installments of $44,696 over twenty-four months beginning September 1, 2007. As of his resignation date, Mr. Stewart owned 2,000 shares of the Company’s Common Stock. The vested shares will remain outstanding and continue to be held by Mr. Stewart. Mr. Stewart forfeited 33,000 shares of unvested restricted stock.

Summary of Termination Payments and Benefits.

The following table summarizes the value of the termination payments and benefits that our named executive officers would have received under their Current Employment Agreements if they had terminated employment on December 31, 2007 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees. Mr. Stewart is not included in the chart below because he resigned from the Company effective as of August 15, 2007 and is entitled to the severance payments described in the paragraph above.

	Myers	Indest	Roman	Doise	Stelly

Reason for Termination:
By Company Without Cause; by Executive for Good Reason
Pro-rata Annual Bonus(1)	$271,920	$247,200	$—	$185,400	$120,000
Cash Severance(2)	339,900	309,000	—	231,750	200,000
Total Estimated Value of Payments and Benefits	$611,820	$556,200	$—	$471,150	$320,000
Termination Without Cause or by Executive for Good Reason Within 24 Months Following a Change of Control
Pro-rata Annual Bonus(1)	$271,920	$247,200	$—	$185,400	$120,000
Cash Severance(3)	1,529,550	1,390,500	—	1,042,875	800,000
Health and Welfare Continuation(4)	30,603	18,213	—	28,757	24,482
Value of Accelerated Equity Awards(5)	604,091	549,185	—	505,545	507,094
Estimated 280G Gross-Up Payment(5)
Total Estimated Value of Payments and Benefits
Death, Disability or Retirement
Pro-rata Annual Bonus(1)	$271,920	$247,200	$—	$185,400	$120,000
Value of Accelerated Equity Awards(5)	604,091	549,185	—	505,545	507,094
Total Estimated Value of Payments and Benefits	$876,011	$796,385	$—	$690,945	$627,094

(1)	Reflects a pro-rata payment of the executive’s target annual bonus for 2007, based on the portion of the year elapsed prior to termination.

(2)	Reflects a severance payment equal to the product of 242.5 times (or 30 times, in the event of a change in control) one-twelfth of the sum of (1) the executive’s base salary in effect as of the date of termination, and (2) the greater of the average of the annual bonuses earned by the executive for the two fiscal years, or his target bonus for the year in which the date of termination occurs.

(3)	Reflects the cost of providing continued health and welfare benefits to the executive for 2 years after his date of termination of employment, or 2 1/2 years, in the event of a change in control. The Company’s obligations to provide health and welfare benefits cease in the event the executive participates in another employer sponsored plan. In the case of Mr. Stelly, this amount reflects the excess of the COBRA cost of continued medical, dental, vision and/or prescription drug plan benefits over the amount Mr. Stelly would have paid for such coverage if he had remained employed during the COBRA-eligible period.

(4)	Represents the fair market value of restricted shares that would become fully vested upon termination (each based on closing market price of our Common Stock as of the last trading day in 2007, December 31, 2007 ($24.98)).

(5)	Employment agreements with the named executive officers provide that the Company will reimburse the executive for any 280G excise taxes that are imposed on the executive and any income and excise taxes that are payable by the executive as a result of any reimbursement for 280G excise taxes, provided that the net after-tax benefit to the executive is at least $50,000 as compared with the net after-tax proceeds to the executive of a “cut-back” to the extent necessary to avoid imposition of the 280G excise tax. The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 6% state income tax rate, and a 1.45% Medicare tax rate.

(6)	Mr. Roman did not have an employment agreement with the Company in 2007, and, therefore, would not have been entitled to severance or change in control payments or benefits as of December 31, 2007.

2007 DIRECTOR COMPENSATION

The following table sets forth the cash and equity compensation that we paid to our non-employee directors during 2007.

	Fees Earned
	or Paid in	Stock	Option
	Cash(1)	Awards	Awards	Total
Name	($)	($)(2)	($)(3)	($)

W.J. Tauzin	52,500	47,396	—	99,896
Ted W. Hoyt	50,333	40,130	—	90,463
George A. Lewis	53,667	40,130	—	93,797
John B. Breaux(4)	34,000	95,076	—	129,076
Ronald T. Nixon	46,000	40,130	—	86,130
Dan S. Wilford	46,000	49,454	—	95,454
Monica Azare(5)	4,500	33,932	—	38,432
Nancy G. Brinker(6)	25,250	56,309	—	81,559

(1)	Amounts reflect the following retainers and meeting fees:

	Supplemental Retainers ($)
	Base	Board and				Nominating and
	Annual	Committee		Audit	Compensation	Governance
	Retainer	Meeting	Lead	Committee	Committee	Committee
Director	($)	Fees ($)	Director	Chair/Member	Chair/Member	Chair/Member

Tauzin	30,000	2,500	20,000
Hoyt	30,000	5,000		6,000	10,000
Lewis	30,000	5,000		14,000	6,000
Breaux	30,000	2,500				6,000
Nixon	30,000	5,000		6,000		6,000
Wilford	30,000	5,000			6,000	6,000
Azare	30,000	—			6,000
Brinker	30,000	2,500

(2)	Reflects the proportionate amount of the grant date fair value of stock awards recognized by the Company as an expense in 2007 for financial statement reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with FAS 123R. The total number of restricted shares held by each of the directors as of December 31, 2007 was as follows: Tauzin, 1,300; Hoyt, 1,300; Lewis, 1,300; Breaux, 3,634; Nixon, 1,300; Wilford, 1,300; Azare, 2,334; and Brinker, 0.

(3)	There were no option grants in 2007. The total number of stock options held by each of the directors as of December 31, 2007 was as follows: Tauzin, 7,000; Hoyt, 0; Lewis, 4,000; Breaux, 0; Nixon, 4,000; Wilford, 4,000; Azare, 0; and Brinker, 0.

(4)	John B. Breaux joined the Board of Directors on February 14, 2007.

(5)	Monica Azare joined the Board of Directors on November 14, 2007.

(6)	Nancy G. Brinker resigned from the Board of Directors on September 14, 2007 and forfeited 2,467 in outstanding restricted stock awards.

Director Compensation Plan.  Our Amended and Restated 2005 Non-Employees Director Compensation Plan, which we refer to as the “director compensation plan,” provides for both cash and equity compensation for our non-employee directors. Employees of the Company do not receive any compensation for serving on our Board.

Cash Compensation.  Each of our non-employee directors receives a base annual cash retainer of $30,000, and our lead independent director receives an additional annual cash retainer of $20,000. In addition, our non-employee directors receive $6,000 per year for each committee on which they serve, or $10,000 per year for serving as the compensation committee chairperson, or $14,000 per year for serving as the audit committee chairperson, and $1,250 per attendance at regularly-scheduled quarterly board of directors’ meetings.

Equity Compensation.

New directors, other than the lead director, receive an initial grant of 3,500 shares of restricted stock. The lead director receives an initial grant of 7,000 shares of restricted stock. Additionally, the director compensation plan provides for annual grants of restricted stock to non-employee directors. On the day following each annual meeting of stockholders, each non-employee director serving on that date shall be granted an award of restricted stock having an aggregate value equal to $38,000, based on the price of our common stock on such date. The restricted stock vests as to one-third on the date of grant and one-third on each of the first two anniversaries of the grant date.

Benefits.  We reimburse each non-employee director for expenses associated with attending board and committee meetings and other board-related activities. Non-employee directors do not receive other benefits from the Company.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of Common Stock held beneficially, directly or indirectly, as of the Record Date by (a) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock, (b) each director and director nominee of the Company, (c) each named executive officer of the Company (except for Mr. Stewart, who resigned from the Company effective August 15, 2007), and (d) all directors, nominees and executive officers of the Company as a group, together with the percentage of the outstanding shares of Common Stock which such ownership represents.

	Beneficial
	Ownership(1)
Name	Number	Percent

Keith G. Myers(2)	3,133,500	17.2%
John L. Indest(3)	123,562	*
Peter J. Roman(4)	13,439	*
Daryl J. Doise	32,238	*
Donald D Stelly	28,798	*
Richard A. MacMillan(5)	13,842	*
Ted W. Hoyt	24,581	*
George A. Lewis(6)	8,800	*
Ronald T. Nixon(7)	18,800	*
W.J. “Billy” Tauzin(8)	16,300	*
Dan S. Wilford(9)	12,800	*
John B. Breaux	4,800	*
Monica Azare	3,500	*
AllianceBernstein LP(10)	1,192,235	6.6%
TimesSquare Capital Management LLC(11)	1,081,300	6.0%
Vaughan Nelson Investment Management LP(12)	1,066,293	5.9%
All directors, nominees and executive officers of the Company as a group (13 persons)	3,434,960	19.0%

*	Less than 1%

(1)	Unless otherwise noted below, the address of each beneficial owner listed in the table above is c/o LHC Group, Inc., 420 West Pinhook Rd., Suite A, Lafayette, LA 70503

(2)	Includes 360,490 shares held by Mr. Myers’s wife, and 2,575,002 shares held by K&G Family, LLC, of which Mr. Myers is a Manager.

(3)	Includes 81,081 shares held by Duperier Avenue Investors, LLC, of which Mr. Indest is a Manager.

(4)	Includes 200 shares held by Mr. Roman’s wife.

(5)	Includes 1,995 shares held by Mr. MacMillan’s wife.

(6)	Includes 4,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(7)	Includes 4,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(8)	Includes 7,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(9)	Includes 4,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(10)	The number of shares reported is as of December 31, 2007 as reported in a Form 13F filed with the SEC. The address for AllianceBernstein LP is 1345 Avenue of the Americas, 38th Floor, New York, NY 10105-0096.

(11)	The number of shares reported is as of December 31, 2007 as reported in a Form 13F filed with the SEC. The address for TimesSquare Capital Management LLC is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036-2714.

(12)	The number of shares reported is as of December 31, 2007 as reported in a Form 13F filed with the SEC. The address for Vaughan Nelson Investment Management LP is 600 Travis Street, Suite 6300, Houston, TX 77002-3071.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, the Company’s directors, executive officers and any person holding more than ten percent of our Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the SEC and Nasdaq. These persons also are required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company must report in this Proxy Statement any failure to make required filings on a timely basis for the fiscal year ended December 31, 2007. Based solely on a review of the reports furnished to the Company or written representations from the Company’s directors, officers, and ten percent beneficial owners, all reporting requirements were satisfied with the following exception: Donald D. Stelly filed a late Form 4 on January 3, 2008 to report a transaction that occurred on November 1, 2007; Peter J. Roman filed a late Form 4 on January 3, 2008 to report a transaction that occurred on November 1, 2007; Monica F. Azare filed a late Form 4 on January 3, 2008 to report a transaction that occurred on November 15, 2007; and Nancy G. Brinker filed a late Form 4 on June 28, 2007 for a transaction that occurred on June 15, 2007.

COMPENSATION COMMITTEE REPORT

This report is submitted by the Company’s Compensation Committee at the direction of the Board. The Compensation Committee of the Board is responsible for reviewing and approving compensation for the Company’s executive officers. The Compensation Committee operates pursuant to a charter, which has been approved and adopted by the Board. The Compensation Committee is composed of four non-employee directors who meet the independence requirements of Nasdaq. Because the Compensation Committee believes that each executive officer has the potential to affect the short-term and long-term profitability of the Company, the Compensation Committee places considerable importance on the task of creating and implementing the Company’s executive compensation program.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in its Proxy Statement for the 2008 annual meeting of stockholders.

Submitted by the Compensation Committee of the Company’s Board of Directors.
Ted W. Hoyt — Chairman
George A. Lewis
Dan S. Wilford
Monica F. Azare

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hoyt, Lewis, and Wilford served as members of the Compensation Committee of the Board during fiscal year 2007, and Ms. Azare has served as a member of the Compensation Committee since her appointment to the Board in November 2007. None of the members of the Compensation Committee during fiscal year 2007 or as of the date of this proxy statement is or has been an officer or employee of the Company. During fiscal year 2007, none of the Company’s executive officers served as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee operates pursuant to a charter, which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. The text of the Audit Committee Charter is included in Appendix B to this Proxy Statement. The Audit Committee is comprised of three directors who meet the independence and experience requirements of the Nasdaq. One member of the Committee is an audit committee financial expert as that term is defined in Item 401(h) of Regulation S-K.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements for the fiscal year ended December 31, 2007, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and the clarity of disclosures in the financial statements. In consultation with management, the Audit Committee also considered the Company’s financial reporting processes and reviewed and assessed the adequacy of internal controls over financial reporting.

The Audit Committee reviewed with the independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the acceptability and quality of LHC Group’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee also reviewed and discussed with management and Ernst & Young LLP, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In addition, the Audit Committee has received the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees, and has discussed those disclosures with the auditors. In addition, the Audit Committee discussed with Ernst & Young LLP their independence from management and the Company. The Audit Committee also considered whether the provision of services during 2007 by Ernst & Young LLP that were unrelated to their audit of the financial statements referred to above and to their reviews of the Company’s interim financial statements during 2007 is compatible with maintaining Ernst & Young’s independence.

The Audit Committee discussed with LHC Group’s independent auditors the overall scope and plans for its audit. The Audit Committee has met with the independent auditors, with and without management present, to discuss the results of its observations of LHC Group’s internal controls, and the overall quality of LHC Group’s financial reporting.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. In reliance on the reviews and discussions with management and with the independent auditors referred to above, and the receipt of an unqualified opinion from Ernst & Young LLP dated March 14, 2008 regarding the audited financial statements of LHC Group for the fiscal year ended December 31, 2007, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors.
George A. Lewis — Chairman
Ted W. Hoyt
Ronald T. Nixon

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements with Directors

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following: (1) any breach of their duty of loyalty to the corporation or the stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (4) any transaction from which the director derived an improper personal benefit. This limitation does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws also provide that we will indemnify our directors and executive officers and we may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification. We have entered into separate indemnification agreements with our directors, in addition to the indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or at our request.

Company Policy

The Company believes that the transactions described above are on terms no less favorable to us as would have been obtainable from non-related parties. The Company requires that the Audit Committee of the Board review all related party transactions.

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of the Company, and must not be motivated by personal considerations or relationships. We attempt to analyze any transactions in which the Company participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable Securities and Exchange Commission rules and regulations.

In April 2007, the Audit Committee adopted a written policy and set of procedures for reviewing transactions between the Company and related persons who include directors, nominees, executive officers, and any person known to be the beneficial owner of more than 5% of the Company’s voting securities or any immediate family member of such person. The policy also covers any firm, corporation or other entity in which any such person is employed or is a partner or principal, or in which such persons has a 5% or greater beneficial ownership interest. Prior to entering into a transaction with a related person, notice must be given to the Secretary of the Company containing (i) the related person’s relationship to the Company and interest in the transaction, (ii) the material facts of the transaction, (iii) the benefits to the Company of the transaction, (iv) the availability of any other sources of comparable products or services and (v) an assessment of whether the transaction is on terms comparable to those available to an unrelated third party. If the Company’s Secretary and Chief Financial Officer determine that it is a related party transaction, the proposed transaction is submitted to the Audit Committee for its approval. The policy also provides for the quarterly review of related person transactions which have not previously been approved or ratified and any other such transactions which come to the attention of the Company’s Chief Executive Officer, Chief Financial Officer, Controller or Secretary. If the transaction is pending or ongoing, it will be promptly submitted to the Audit Committee for approval. If the transaction is completed, it will be submitted to determine if ratification or rescission is appropriate.

GENERAL INFORMATION

Other Matters

The Board is not aware of any other matters to be brought before the Annual Meeting. If any other matters, however, are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have authority to vote all proxies with respect to such matters in accordance with the recommendation of the Board.

Stockholder Proposals for 2009 Annual Meeting

The Company must receive stockholder proposals intended to be presented at the 2009 annual meeting of stockholders at its principal executive offices at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503 no later than February 27, 2009, in order for the proposals to be included in the proxy statement and form of proxy for that meeting.

Under the Company’s Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to the Company’s Secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 60 or more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy statement to stockholders in connection with the preceding year’s annual meeting. With respect to the 2009 annual meeting, notice must be received by the Company between January 29, 2009 and February 28, 2009. In the event that no proxy materials were mailed by the Corporation in connection with the preceding year’s annual meeting, or if the date of the annual meeting is advanced more than thirty (30) days’ prior to or delay by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about the proposed business and the stockholder making the nomination or proposal.

Stockholders seeking to submit a nomination to the Board for inclusion in the Company’s proxy statement must deliver written notice of the nomination within this time period and comply with the information requirements in the bylaws relating to stockholder nominations. See the section entitled “Stockholder Proposals” under the heading Corporate Governance for additional information about stockholder nominations pursuant to a proxy statement. These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

In addition, any stockholder who wishes to submit a recommendation to the Board for nomination by the Company (rather than for direct inclusion in the proxy statement) must deliver written notice of the nomination to the Nominating and Corporate Governance Committee not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of the Company’s notice of annual meeting sent to stockholders in connection with the previous year’s annual meeting. Stockholders seeking to submit director nominations in this manner must also comply with the information requirements set forth in the Nominating and Corporate Governance Committee’s charter. See the section entitled “Director Nominee Evaluation Process” under the heading Corporate Governance for additional information about stockholder nominations made directly to the Board.

Counting of Votes

The matters that are specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by ballot. Inspectors of election will be appointed to, among other things, determine the number of shares outstanding, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the results.

Certain Matters Relating to Proxy Materials and Annual Reports

The delivery rules regarding proxy statements and annual reports may be satisfied by delivering a single copy of a proxy statement and annual report to an address shared by two or more stockholders. This method of delivery is referred to as “householding.” Currently, the Company is not householding for registered stockholders, but brokers, dealers, banks or other entities which hold Common Stock in “street name” for beneficial owners of Common Stock and which distribute proxy statements and annual reports they receive to beneficial owners may be householding. Such brokers, dealers, banks or other entities may deliver only one proxy statement and annual report to certain multiple stockholders who share an address, unless the Company or such other distributor has received contrary instructions from one or more of those stockholders. The Company undertakes to deliver promptly upon request a separate copy of the proxy statement and/or annual report to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold shares of Common Stock as a registered stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please send a written request to the Company’s Secretary at LHC Group, Inc., 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. Stockholders who hold Common Stock through a broker, dealer, bank or other entity, who share an address and are receiving multiple copies of annual reports or proxy statements and who prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement and/or annual report, as requested, by contacting such broker, dealer, bank or other entity.

Miscellaneous

The Company will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.

Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission. Requests should be directed to the Company’s Secretary at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. A copy of the Annual Report for the year ended December 31, 2007, which includes the Form 10-K, is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation materials.

LHC GROUP, INC.

Keith G. Myers
Chief Executive Officer

April 18, 2008

T FOLD AND DETACH HERE AND READ THE REVERSE SIDE T
PROXY
LHC GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS, JUNE 12, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LHC GROUP, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE
The undersigned hereby appoints John L. Indest and Peter J. Roman, Jr., or either of them, as proxies with full power of substitution, with all the powers the undersigned would possess if personally present to vote all shares of common stock of LHC Group, Inc. that the undersigned is entitled to vote at 2008 Annual Meeting of Stockholders and any adjournment(s) thereof.
This proxy, when properly signed, will be voted as directed by the undersigned stockholder9s). If no direction is specified, this proxy will be voted FOR the nominees listed on the reverse side and FOR proposal 2 and proposal 3 as recommended by the Board of Directors.
PLEASE MARK, DATE AND SIGN THIS PROXY, AND RETURN IN THE ENCLOSED RETURN-ADDRESSED ENVELOPE.

GROUP

000004

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

123456 C0123456789 12345

1. Election of Directors

	FOR	WITHHOLD
01 – Keith G. Myers	☐	☐
02 – Ted W. Hoyt	☐	☐
03 – George A. Lewis	☐	☐

B. Non-Voting Items.

Change of Address – Please print new address below.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time on June 12, 2008.
T IF VE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN IN THE ENCLOSED ENVELOPE T
A. Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.
Using a black ink pen, mark your votes With an X as shown in this example. Please do not write outside the designated areas.
1. Election of Directors 01 — Keith G. Myers FOR WITHHOLD 02 — Ted W. Hoyt FOR WITHHOLD 03 — George A. Lewis FOR WITHHOLD ___ 2. To Ratify the Stockholder Protection Rights Agreement. FOR AGAINST ABSTAIN ___ 3. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm. FOR AGAINST ABSTAIN
___ 4. In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournment or postponement thereof.
B. Non-Voting Items.
Change of Address — Please print new address below.
B. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee, guardian or other representative capacity, please give full title as such.
Date (mm/dd/yyyy) Signature 1 — Please keep signature within the box Signature 2 — Please keep signature within the box